Exhibit 23.5


MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        --------------------------------------------------------


We consent to the use, in the amended registration statement on Form S-1/A, Amendment No. 4 of Tone in Twenty, of our report dated October 15, 2007 on our audit of the financial statements of Tone in Twenty as of August 31, 2007 and 2006, and the related statements of operations, stockholders' equity and cash flows through August 31, 2007 and 2006, and inception on August 4, 2006 through August 31, 2007, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    March 13, 2008


            2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                    (702)253-7499 Fax (702)253-7501